EXHIBIT 10.3
EXECUTION COPY

MORGAN STANLEY SENIOR FUNDING, INC.	PNC BANK, NATIONAL ASSOCIATION
1585 Broadway	PNC CAPITAL MARKETS LLC
New York, New York 10036	Three PNC Plaza
225 Fifth Avenue
Pittsburgh, PA 15222
May 1, 2011
Arch Coal Inc.
One City Place Drive
Suite 300
St. Louis, MO 63141
Attention: John Drexler, Chief Financial Officer
Project Touchstone
Commitment Letter
$760 Million Senior Secured Revolving Credit Facility
$3,800 Million Senior Unsecured Bridge Facility
Ladies and Gentlemen:
          Arch Coal Inc. (“you” or the “Borrower”) has advised Morgan Stanley Senior Funding, Inc. (“MSSF”), PNC Bank, National Association (“PNC Bank”) and PNC Capital Markets LLC (“PNC Capital Markets” and, together with MSSF, PNC Bank, “we”, “us” or the “Commitment Parties” and each individually a “Commitment Party”), that you intend to acquire (the “Acquisition”) all of the outstanding capital stock of International Coal Group, Inc. (the “Target”) described in Exhibit A hereto (the “Acquisition Summary”). Unless otherwise defined herein, capitalized terms used herein and defined in the Acquisition Summary are used herein as therein defined. All references to “dollars” or “$” in this Commitment Letter (as defined below) are references to United States dollars.
          We understand that the funding required to effect the Acquisition, to repay and redeem certain existing indebtedness of the Target and its subsidiaries, to repay or refinance certain of your existing indebtedness, to pay the fees and expenses incurred in connection therewith shall be $3,800 million and shall be provided from:
          (a) the issuance (either by private placement or an underwritten public sale) by the Borrower of unsecured senior notes (the “Notes”) or, if and to the extent that the Borrower is unable to issue the Notes, the incurrence of unsecured senior bridge loans (the “Bridge Loans”) under a senior unsecured bridge facility (the “Bridge Facility”), as described in the summary of terms and conditions attached hereto as Exhibit B (the “Bridge Term Sheet”);

          (b) the incurrence by the Borrower of a senior secured revolving credit facility (the “Revolving Facility”, together with the Bridge Facility, the “Facilities”) as described in the summary of terms and conditions attached hereto as Exhibit C (the “Bank Term Sheet”); and
          (c) at the option of the Borrower, cash proceeds from the issuance by the Borrower of shares of its common stock or equity-linked securities.
          In addition, we understand that in order to provide for additional flexibility after giving effect to the Acquisition at the Borrower’s option, the Borrower may either (i) amend, or amend and restate, its existing credit facility, dated as of December 22, 2004, among the Borrower, the lenders from time to time party thereto, PNC Bank, as administrative agent and the other agents party thereto (as amended, supplemented or otherwise modified from time to time, the “Existing Credit Facility”) to, among other things, allow for certain modifications to accommodate the operational needs of the surviving entity and to the conform the conditionality to that which is set forth herein (the “Amendment”) or (ii) if the Amendment has not been obtained within seven business days following the date hereof, may enter into the $760 million under the Revolving Facility that the Commitment Parties agree to provide on the terms set forth herein.
          The Acquisition, the entering into of this Commitment Letter (as defined below), the issuance of the Notes or the borrowings under the Bridge Facility, the Amendment (if applicable), the Revolving Facility, the Convertible Senior Notes Refinancing, the Senior Notes Refinancing (each, as defined below) and the related transactions contemplated by the foregoing, as well as the payment of fees, commissions and expenses in connection with each of the foregoing, are collectively referred to as the “Transactions.”
          1. Commitments. Each Commitment Party is pleased to severally (and not jointly) (i) commit to provide, in the case of MSSF, 70%, and in the case of PNC Bank, 30%, of the Bridge Facility and (ii) commit to provide, in the case of MSSF, 50%, and in the case of PNC Bank, 50%, of the $760 million Revolving Facility (it being understood that such Revolving Facility commitments shall terminate if the Amendment is obtained within 7 business days of the execution of this Commitment Letter on terms reasonably satisfactory to the Borrower and the Commitment Parties). It is agreed, in connection with the Bridge Facility, that MSSF and PNC Capital Markets shall act as joint lead arrangers, joint bookrunners and joint syndication agent (in such capacity, the “Bridge Lead Arrangers”) and MSSF as administrative agent (in such capacity, the “Bridge Administrative Agent”). It is agreed that MSSF shall have “left” placement in any and all marketing materials or other documentation used in connection with the Bridge Facility and shall hold the leading role and responsibilities customarily associated with such “left” placement, including maintaining sole “physical books” in respect of the Bridge Facility. It is further agreed that no additional advisors, agents, co-agents, arrangers or bookmanagers will be appointed and no Lender (as defined below) will receive compensation with respect to the Bridge Facility outside the terms contained in this Commitment Letter and the fee letter (as amended, supplemented, restated, replaced or otherwise modified from time to time, the “Fee Letter”) executed simultaneously herewith in order to obtain its commitment to participate in the Bridge Facility, in each case unless you and we so agree. It is agreed, in connection with the Revolving Facility, that PNC Capital Markets and MSSF shall act as joint lead arrangers, joint bookrunners, joint syndication agents (in such capacity, the “Bank Lead Arrangers” and together with the Bridge Lead Arrangers, the “Lead Arrangers”) and PNC Bank shall act as administrative agent (in such capacity, the “Bank Administrative Agent” and together with Bridge Administrative Agent, “Administrative Agent”). It is agreed that PNC Capital Markets shall have “left” placement in any and all marketing materials or other documentation used in connection with the Revolving Facility and shall hold the leading role and responsibilities customarily associated with such “left” placement in respect of the Revolving Facility.

          All commitments set forth Section 1(a) and 1(b) shall be subject to and on the terms and conditions set forth herein and in the Bridge Term Sheet, the Bank Term Sheet and the additional conditions attached as Exhibit D (the “Conditions Term Sheet” and together with the Bridge Term Sheet, the Bank Term Sheet and this agreement (as defined below), the “Commitment Letter”).
          The commitment and other obligations of the Commitment Parties hereunder are subject only to the satisfaction (or waiver) of the following conditions:
     (a) the execution and delivery of definitive loan documentation for the Bridge Facility (the “Bridge Documentation”) by the Borrower and the Guarantors (as defined in the Bridge Term Sheet), including without limitation a credit agreement, guaranties and other documentation reflecting, among other things, the terms and conditions set forth herein and in the Bridge Term Sheet and otherwise substantially consistent with the Borrower’s Existing Notes (as defined below), taking into account the operational and strategic requirements of the Borrower and its subsidiaries after giving effect to the Acquisition in light of their size, industries, businesses and business practices (including, without limitation, any items disclosed in the schedules to the Merger Agreement), with such modifications as are appropriate, customary and/or usual for bridge facilities of this type and those that may be required by the Lead Arrangers (in consultation with the Borrower) as necessary in light of the then prevailing market conditions to ensure a Successful Syndication (as defined in the Fee Letter) of the Bridge Facility; it being understood that the Bridge Documentation will contain only those conditions to borrowing as are expressly set forth herein (the principles and requirements referred to above are referred to herein as the “Bridge Documentation Principles”);
     (b) the execution and delivery of definitive loan documentation for the Revolving Facility (collectively, the “Bank Documentation”) by the Borrower and the Guarantors (as defined in the Bank Term Sheet), including without limitation a credit agreement, guaranties and other documentation reflecting the terms and conditions set forth herein and in Exhibit C and otherwise substantially consistent with the Borrower’s Existing Credit Facility, taking into account the operational and strategic requirements of the Borrower and its subsidiaries after giving effect to the Acquisition in light of their size, industries, businesses and business practices (including, without limitation, any items disclosed in the schedules to the Merger Agreement), with such modifications as are appropriate for similar facilities and those that may be required by the Lead Arrangers (in consultation with the Borrower) as necessary in light of the then prevailing market conditions to ensure a Successful Syndication of the Revolving Facility; it being understood that the Bank Documentation will contain only those conditions to borrowing as are expressly set forth herein (the principles and requirements referred to above are referred to herein as the “Bank Documentation Principles”);
     (c) the absence of a “Material Adverse Effect” (as defined below) since December 31, 2010;
     (d) the Borrower shall have engaged one or more investment banks (collectively, the “Investment Banks”) satisfactory to the Commitment Parties to publicly sell or privately place the Notes under an engagement letter (the “Engagement Letter”);
     (e) the Tender Offer Closing Date shall not occur less than 20 days (provided that such period shall not include (w) any day from and including June 30, 2011 through and including July 4, 2011 and (x) any day from and including August 23, 2011 through and including September 5, 2011 (each such period, a “Blackout Period”)) after delivery to the Lead Arrangers of the final confidential information memorandum referred to herein;

     (f) prior to and until the earlier of (w) the date that is 60 days following the Tender Offer Closing Date and (x) the completion of a Successful Syndication, there shall be no competing issues of debt securities or commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by the Borrower or any of its subsidiaries being offered, placed or arranged (other than the Notes, the Amendment, the transactions contemplated in Exhibit A hereof, any transactions involving any of the Investment Banks or their affiliates), if such offering, placement or arrangement could reasonably be expected to materially impair the achievement of a Successful Syndication without the consent of the Commitment Parties; and
     (g) satisfaction of the other conditions set forth in the Conditions Term Sheet.
          Notwithstanding anything in this Commitment Letter, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only conditions to the availability of the Facilities on the Tender Offer Closing Date shall be the conditions set forth in clauses (a) through (h) above, (ii) the only representations relating to the Borrower, the Target and their respective subsidiaries and businesses the accuracy of which shall be a condition to the availability of the Facilities on the Tender Offer Closing Date or any date thereafter upon which a funding is requested thereunder (the date of the initial funding thereunder, the “Tender Offer Funding Date”) shall be (A) such of the representations made by the Target in the Merger Agreement that are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement (the “Merger Agreement Representations”) and (B) the Specified Representations (as defined below), (iii) the terms of the Bridge Documentation and the Bank Documentation shall be in a form such that it does not impair the availability of any Facility on the Tender Offer Closing Date if the conditions set forth in this Commitment Letter are satisfied, and (iv) to the extent any security interest in any Collateral (as defined in the Bank Term Sheet) is not or cannot be provided and/or perfected on the Tender Offer Closing Date (other assets pursuant to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Facilities on the Tender Offer Closing Date, but instead shall be required to be delivered after the Tender Offer Closing Date pursuant to arrangements and timing to be mutually agreed by the Bank Administrative Agent and the Borrower acting reasonably. For purposes hereof, “Specified Representations” means the representations and warranties relating as to due organization, corporate power and authority, the due authorization, execution, delivery and enforceability of the Bridge Documentation and Bank Documentation, the Bridge Documentation and the Bank Documentation not conflicting with charter documents, solvency of the Borrower on a consolidated basis, Federal Reserve margin regulations, Investment Company Act, Patriot Act and status of the Facilities as senior debt and “designated senior debt.” This paragraph, and the provisions herein, shall be referred to as the “Certain Funds Provision”.
          As used herein, the term “Material Adverse Effect” means any changes, effects, events, circumstances, states of facts, occurrences or developments that, individually or taken together, materially adversely affect, or would reasonably be expected to materially adversely affect, the business, assets, properties, liabilities, financial condition or results of operations of the Target and its subsidiaries, taken as a whole, excluding any change, effect, event, circumstance, state of facts, occurrence or development to the extent that it results from or arises in connection with (i) changes or conditions generally affecting the coal industry, (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions (including prevailing interest rates, access to capital and commodity prices), in each case in the United States or any foreign jurisdiction, (iii) any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Effect on the Target), (iv) the execution and delivery of the Merger Agreement or the public announcement or pendency of the Tender Offer and the Merger, (v) any change, in and of itself, in the market price or trading volume of such party’s securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect or Material Adverse Effect on the Target), (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), (vii) geopolitical conditions, the outbreak of a pandemic or other widespread health crisis, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement, (viii) any hurricane, tornado, flood, earthquake, volcano eruption or natural disaster, or (ix) relating to the outcome of any litigation or other proceeding described in the Company Disclosure Letter (as defined in the Merger Agreement) or the Company SEC Documents (as defined in the Merger Agreement) to the extent the outcome of such litigation or proceeding can reasonably be expected based on the factual description of such litigation or other proceeding in the Company Disclosure Letter or the Company SEC Documents (but excluding any forward-looking disclosures set forth in any risk factor section, any disclosures in any section relating to forward looking statements and any other similar disclosures included therein to the extent that they are predictive or forward-looking in nature), except, in the case of clauses (i), (ii), (vi), (vii) and (viii), only to the extent such changes, effects, events, circumstances, states of facts, occurrences or developments affect the Target and its subsidiaries, taken as a whole, to a disproportionate degree relative to other competitors in the coal industry.
          2. Syndication. The Lead Arrangers reserve the right, prior to or after execution of the definitive credit documentation for each Facility, to syndicate all or part of the Commitment Parties’ commitments for such (a) Bridge Facility to one or more financial institutions or institutional lenders in consultation with you (provided that (a) we agree not to syndicate our commitments to certain competitors of the Borrower and its subsidiaries that have been specified to us by you in writing prior to the date hereof (“Disqualified Lenders”)) and (b) Revolving Facility to one or more financial institutions or institutional lenders reasonably acceptable to you. Notwithstanding the Lead Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto, (i) the Commitment Parties will not be relieved, released or novated from all or any portion of their respective commitments hereunder prior to the Merger Closing Date, (ii) no assignment or novation by any Commitment Party shall become effective as between you and the Commitment Parties with respect to all or any portion of any Commitment Party’s commitments in respect of the Facilities until the Merger Closing Date and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Merger Closing Date has occurred.
          The Lead Arrangers intend to commence syndication efforts promptly after the execution of this Commitment Letter by you and you agree to actively assist the Lead Arrangers in achieving a syndication in respect of each Facility that is reasonably satisfactory to the Lead Arrangers. Such syndication will be accomplished by a variety of means, including direct contact during the syndication for a Facility between senior management and advisors of you and the Target and its advisors (for which you shall use commercially reasonable efforts to ensure such contact) and the proposed syndicate members for such Facility (such members in respect of the Revolving Facility being referred to as the “Bank Lenders” and such members in respect of the Bridge Facility being referred to as the “Bridge Lenders” and, collectively, the “Lenders”). The Lead Arrangers will exclusively manage, in consultation with you, all aspects of the syndication, including the timing, scope and identity of potential lenders, any agency or other title designations or roles awarded to any potential lender, any compensation provided to each potential lender from the amount paid to the Lead Arrangers pursuant to this Commitment Letter and the Fee Letter and the final allocation of the commitments in respect of the Facilities among the Lenders.
     To assist the Lead Arrangers in their syndication efforts, you hereby covenant and agree:
     (a) to provide and cause your advisors to provide, and use your commercially reasonable efforts to cause the Target, its subsidiaries and its advisors to provide, the Lead Arrangers upon our request with all information reasonably requested by the Lead Arrangers on your behalf or at your direction, which is deemed customary and reasonably necessary by the Lead Arrangers to achieve Successful Syndication, including but not limited to the Projections (as defined below) and financial and other information, reports, memoranda and evaluations prepared by, on behalf or at the direction of you, the Target or its subsidiaries or your or their respective advisors;
     (b) to assist us in the preparation of a customary confidential information memoranda (including public and private versions thereof) and other customary marketing materials, in each case in form and substance customary for transactions of this type and otherwise satisfactory to the Lead Arrangers, to be used in connection with the syndication of the Facilities and to use commercially reasonable efforts to deliver to the Lead Arrangers such confidential information memorandum;
     (c) to use your commercially reasonable efforts to ensure that the syndication efforts of the Lead Arrangers benefit from your existing lending and banking relationships and the existing lending and banking relationships of the Target and its subsidiaries;
     (d) to use commercially reasonable efforts to ensure that, until the earlier of (w) the date that is 60 days following the Tender Offer Closing Date and (x) the completion of a Successful Syndication, there shall be no competing issues of debt securities or commercial bank or other debt facilities or securitizations (including any renewals or refinancing thereof) by the Target or any of its subsidiaries being offered, placed or arranged (other than the Notes, the Amendment, the transactions contemplated in Exhibit A hereof, any transactions involving any of the Investment Banks or their affiliates and any indebtedness otherwise permitted by the Merger Agreement), if such offering, placement or arrangement could reasonably be expected to materially impair the achievement of a Successful Syndication without the consent of the Commitment Parties;
     (e) to use commercially reasonable efforts to obtain monitored public corporate credit or family ratings of the Borrower after giving effect to the Transactions and ratings for each of the Revolving Facility and the Notes, in each case, from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”); and
     (f) to use commercially reasonable efforts to otherwise assist the Lead Arrangers in their syndication efforts, including by making available your and the Target’s officers, representatives and advisors, in each case from time to time and to attend and make presentations regarding the business and prospects of the Borrower at one or more meetings of Lenders.

Without limiting your obligations to assist with the syndication efforts as set forth above, it is understood and agreed that neither the syndication of the Facilities nor the receipt of the Ratings is a condition to the funding of the Facilities.
          3. Information. You represent and warrant that (a) (i) with respect to Information and Projections relating to the Target and its subsidiaries, to your knowledge all written information, and (ii) with respect to Information and Projections relating to the Borrower and its subsidiaries, all information, in each case, other than the Projections referred to below or forward looking information and information of a general economic or industry specific nature, that has been or will hereafter be made available by or on behalf of you, the Borrower, the Target or by any of your or their respective agents or representatives in connection with the Transactions (the “Information”) to the Commitment Parties or any of their affiliates, agents or representatives, when taken as a whole, is or will be, when furnished, true, complete and correct in all material respects and does not and will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements were or are made (after giving effect to all supplements and updates thereto) and (b) all financial projections (the “Projections”), if any, that have been or will be prepared by you or on your behalf or by any of your representatives and made available to the Commitment Parties or any of their affiliates, agents or representatives in connection with the Transactions have been or will be prepared in good faith based assumptions believed to be reasonable at the time made (it being understood that such projections are subject to significant uncertainties and contingencies and that no assurance can be given that any particular projections will be realized). You agree that, if at any time prior to the Tender Offer Closing Date and, if requested by us, for a reasonable period (not to exceed 60 days) thereafter as is necessary to complete a Successful Syndication of the Facilities, any of the representations or warranties in the preceding sentence would be incorrect if the Information or Projections were being furnished, and such representations and warranties were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and Projections so that such representations and warranties will be correct at such time. You agree that, in issuing the commitments hereunder and in arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections furnished by you or on your behalf or on behalf of the Target without independent verification thereof.
          You agree that the Lead Arrangers may make available any Information and Projections (collectively, the “Company Materials”) to potential Lenders by posting the Company Materials on IntraLinks, the Internet or another similar electronic system. You further agree to assist, at the request of the Lead Arrangers, in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Facilities, consisting exclusively of information or documentation that is either (i) publicly available (or contained in the prospectus or other offering memorandum for the Notes) or (ii) not material with respect to the Borrower, the Target or their respective subsidiaries or any of their respective securities for purposes of foreign, United States federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information.” You further agree that each document to be disseminated by the Lead Arrangers to any Lender or potential Lender in connection with the syndication of the Facilities will be identified by you as either (i) containing Private Lender Information or (ii) containing solely Public Lender Information. Unless you advise the Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders, you acknowledge that the following documents will contain solely Public Lender Information: (i) drafts and final definitive documentation with respect to the Facilities; (ii) administrative materials prepared by the Lead Arrangers for potential

Lenders (e.g. a lender meeting invitation, allocation and/or funding and closing memoranda); and (iii) notification of changes in the terms of the Facilities.
          4. Costs, Expenses and Fees. You agree, if this Commitment Letter is executed, to pay or reimburse the Lead Arrangers, the Administrative Agent and the Commitment Parties for all reasonable out-of-pocket costs and expenses incurred by the Lead Arrangers, the Administrative Agent and the Commitment Parties or their affiliates (whether incurred before or after the date hereof) in connection with the Facilities and the preparation, negotiation, execution and delivery of this Commitment Letter and Fee Letter, the Bridge Documentation, the Bank Documentation. including without limitation, (i) the reasonable and invoiced fees, disbursements and other charges of Shearman & Sterling LLP as counsel to the Commitment Parties in connection with this Commitment Letter and the Fee Letter; (ii) the reasonable and invoiced fees, disbursements and other charges of one transaction counsel to the Lenders and the Administrative Agents retained by the Lead Arrangers, of Buchanan Ingersoll & Rooney PC, as special counsel to the Bank Administrative Agent, and of any other special and any local counsel (but not more than one per relevant jurisdiction); and (iii) reasonable due diligence expenses, regardless of whether any of the Transactions is consummated. You further agree to pay all costs and expenses of the Lead Arrangers, the Administrative Agent and the Commitment Parties and their affiliates (including, without limitation, fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies hereunder. In addition, you hereby agree to pay when and as due the fees described in the Fee Letter. Once paid, such fees shall not be refundable under any circumstances (except as expressly set forth in the Fee Letter).
          5. Indemnity. You agree to indemnify and hold harmless each of the Lead Arranger, the Administrative Agent and Lenders and their respective affiliates (including, without limitation, controlling persons) and each director, officer, employee, advisor, agent, affiliate, successor, partner, representative and assign of each of the forgoing (each an “Indemnified Person”) from and against any and all actions, suits, investigation, inquiry, claims, losses, damages, liabilities, expenses or proceedings of any kind or nature whatsoever which may be incurred by or asserted against or involve any such Indemnified Person as a result of or arising out of or in any way related to or resulting from any proceeding relating to or resulting from this Commitment Letter, the Fee Letter, the Facilities, the use of proceeds thereof, the Transactions or the other transactions contemplated thereby (regardless of whether any such Indemnified Person is a party thereto and regardless of whether such matter is initiated by a third party or otherwise) (any of the foregoing, a “Proceeding”), and you agree to reimburse each Indemnified Person upon demand for any legal or other out-of-pocket expenses incurred in connection with investigating, defending, preparing to defend or participating in any such Proceeding; provided, however, that no Indemnified Person will be indemnified for any such cost, expense or liability to the extent determined by a final, nonappealable judgment of a court of competent jurisdiction to have resulted solely from (i) the gross negligence, (ii) willful misconduct or (iii) a material breach of the obligations under this Commitment Letter, the Fee Letter or the definitive documentation in respect of the Facilities of such Indemnified Person. In the case of any Proceeding to which the indemnity in this paragraph applies, such indemnity and reimbursement obligations shall be effective, whether or not such Proceeding is brought by you, the Borrower, the Target, any of your or their respective securityholders or creditors, an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto and whether or not any aspect of the Commitment Letter, the Fee Letter, the Facilities or any of the Transactions is consummated. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be responsible or liable for damages arising from the unauthorized use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission and (ii) no Indemnified Person shall have any liability (whether direct or indirect, in contract, tort or otherwise) to you, the Borrower, the Target, or any of your or their respective securityholders or creditors arising out of, related to or in connection with the Commitment Letter, the

Fee Letter, the Facilities or any of the Transactions or the other transactions contemplated thereby, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct, and it is further agreed that the Commitment Parties shall have liability only to you (as opposed to any other person).
          You will not, without the prior written consent of the Indemnified Person, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any Proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination (i) includes an unconditional release of each Indemnified Person from all liability arising out of such Proceeding and (ii) does not include a statement as to, or an admission of, fault, culpability, or a failure to act by or on behalf of such Indemnified Person.
          6. Confidentiality. This Commitment Letter is furnished solely for your benefit, and may not be relied upon or enforced by any other person or entity other than the parties hereto, the Lenders and the Indemnified Persons. This Commitment Letter is delivered to you on the condition that neither the existence of this Commitment Letter nor the Fee Letter nor any of their contents shall be disclosed, directly or indirectly, to any other person or entity except (i) to your directors, officers, employees and advisors, in each case on a “need-to-know” basis and only in connection with the evaluation of the Transactions, (ii) as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by a governmental authority (in which case you agree to the extent permitted under applicable law to inform us promptly thereof), (iii) this Commitment Letter (but not the Fee Letter or the contents thereof) may be disclosed to the Target and its officers, directors, employees, accountants, attorneys, agents and advisors who are directly involved in the consideration of this matter on a confidential and need-to-know basis, (iii) after your acceptance of this Commitment Letter and the Fee Letter, you may disclose the Commitment Letter, but not the Fee Letter, in such filings as the Borrower may determine is advisable to comply with the requirements of the U.S. Securities and Exchange Commission (“SEC”) and other applicable regulatory authorities, (iv) you may disclose the Bank Term Sheet and the Bridge Term Sheet and the contents thereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower and the Facilities, (v) you may disclose the aggregate fee amount contained in the Fee Letter as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or in any public filing relating to the Transactions and (vi) to the extent portions thereof have been redacted in a manner to be reasonably agreed by us (including the portions thereof addressing fees payable to the Commitments Parties and/or the Lenders), you may disclose the Fee Letter and the contents thereof (provided that the Fee Letter is redacted in a manner reasonably satisfactory to the Lead Arrangers) to the Target and its respective subsidiaries and their respective officers, directors, agents, employees, attorneys, accountants, advisors or equity holders, on a confidential and need-to-know basis.
          We shall use all nonpublic information received by us in connection with the Transactions solely for the purposes of providing the services that are the subject of this Commitment Letter and shall treat confidentially all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies, (b) to any Lenders or participants or prospective Lenders or participants, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall use commercially reasonable efforts to promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over us or our affiliates (in which case we shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent lawfully permitted to do so), (e) to our directors, officers, advisors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (f) to any of our respective affiliates (provided that any such affiliate is advised of its obligation to retain such information as confidential) solely in connection with the Facilities and the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or Representatives in breach of this Commitment Letter and (h) for purposes of establishing a “due diligence” defense; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis in accordance with the standard syndication processes of the Lead Arrangers or customary market standards for dissemination of such type of information.
          7. Patriot Act. We hereby notify you that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (October 26, 2001) (as amended, the “Patriot Act”), we and the other Lenders are required to obtain, verify and record information that identifies the Borrower and the Target and its subsidiaries, which information includes the name, address, tax identification number and other information regarding them that will allow any of us or such Lender to identify the Borrower and the Target in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective on behalf of the Commitment Parties and each other Lender.
          8. Governing Law etc. This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with the laws of the State of New York without regard to principles of conflicts of law to the extent that the application of the laws of another jurisdiction will be required thereby; provided, however, that the interpretation of any provision of either the Merger Agreement referred to in this Commitment Letter including the determination of the accuracy of any representation or the satisfaction of any condition set forth therein shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter and/or the related Fee Letter is hereby waived. The parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof) in connection with any dispute related to this Commitment Letter or the Fee Letter or any matters contemplated hereby or thereby and agree that any service of process, summons, notice or document by registered mail addressed to you shall be effective service of process for any suit, action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding may be enforced in any jurisdiction by suit on the judgment or in any other manner provided by law. Nothing herein will affect the right of each Lead Arranger or Administrative Agent or any Commitment Party to serve legal process in any other manner permitted by law or affect the Lead Arrangers’ or Administrative Agent’s or any Commitment Party’s right to bring any suit, action or proceeding against the Borrower or their respective subsidiaries or its or their property in the courts of other jurisdictions.

          9. Other Activities; No Fiduciary Relationship; Other Terms. As you know, Morgan Stanley & Co. Incorporated (“Morgan Stanley”), an affiliate of MSSF, and PNC Capital Markets, an affiliate of PNC Bank, are full service securities firms engaged, either directly or indirectly through their respective affiliates in various activities, including securities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, Morgan Stanley, PNC and their respective affiliates may actively trade the debt and equity securities (or related derivative securities) of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Morgan Stanley, PNC and their respective affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities or other debt obligations of the Borrower or other companies which may be the subject of the arrangements contemplated by this Commitment Letter.
          The Lead Arrangers, the Administrative Agent and the Commitment Parties and their respective affiliates may have economic interests that conflict with those of Target or the Borrower and may provide financing or other services to parties whose interests conflict with yours. You agree that the Lead Arrangers, the Administrative Agent and the Commitment Parties will act under this agreement as independent contractors and that nothing in this Commitment Letter or the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lead Arrangers, the Administrative Agent and the Commitment Parties on the one hand and Target or the Borrower, or their respective management, stockholders or affiliates on the other hand. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Lead Arrangers, the Administrative Agent and the Commitment Parties, on the one hand, and you and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Commitment Parties is acting solely as a principal and not as a fiduciary of you or the Borrower, its management, stockholders, creditors or any other person, (iii) the Lead Arrangers, the Administrative Agent and the Commitment Parties have not assumed an advisory or fiduciary responsibility in favor of you or the Borrower with respect to the Transactions or the process leading thereto (other than Morgan Stanley’s role as financial advisor pursuant to that certain engagement letter between Morgan Stanley and you, irrespective of whether the Lead Arrangers, the Administrative Agent or the Commitment Parties or any of their respective affiliates had advised or is currently advising you or the Borrower on other matters) or any other obligation to you or the Borrower except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you and the Borrower have consulted your and its own legal and financial advisors to the extent you or it deemed appropriate.
          You further acknowledge and agree that you, the Borrower and your respective subsidiaries are responsible for making your and their own independent judgment with respect to the Transactions and the process leading thereto. In addition, please note that the Lead Arrangers, the Administrative Agent and the Commitment Parties and their respective affiliates do not provide accounting, tax or legal advice. You, the Borrower and your respective subsidiaries agree that you or they will not claim that the Lead Arrangers, the Administrative Agent or the Commitment Parties or any of their respective affiliates has rendered advisory services or any nature or respect, or owes a fiduciary or similar duty to you, the Borrower or your or their respective subsidiaries, in connection with the Transactions or the process leading thereto.
          Each Commitment Party reserves the right to employ the services of one or more of our affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to such affiliates certain fees payable to us in such manner as we and such affiliates may agree in our sole discretion. You also agree that each Commitment Party may at any time and from time to time assign all or any portion of its respective commitments hereunder to one or more of its respective affiliates. You acknowledge that each Commitment Party may share with any of its affiliates, and such affiliates may share with such Commitment Party, any information related to the Transactions, you, the Target, any of your or their subsidiaries or any of the matters contemplated hereby in connection with the Transactions. Each Commitment Party agrees to treat, and cause any of its affiliates to treat, all non-public information provided to us by you as confidential information in accordance with customary banking industry practices.
          10. Acceptance, Termination, Amendment, etc. Please indicate your acceptance of the terms of this Commitment Letter and the Fee Letter by returning to each Commitment Party executed counterparts hereof and thereof by no later than 5:00 p.m., New York time, on May 4, 2011. Thereafter, the commitments and other obligations of the Commitment Parties set forth in this Commitment Letter shall automatically terminate unless each of the Commitment Parties shall in their discretion agree to an extension, upon the earliest to occur of (i) the execution and delivery of Bridge Documentation and the Bank Documentation by all of the parties thereto, the initial funding of the Facilities thereunder (or the issuance of the Notes in lieu thereof) and the consummation of the Acquisition; and (ii) 180 days following the date of this Commitment Letter, if the Bridge Documentation shall not have been executed and delivered by all such parties thereto; (iii) the date of termination of the Merger Agreement.
          This Commitment Letter and the Fee Letter constitute the entire agreement and understanding between you and your subsidiaries and affiliates and the Commitment Parties with respect to the Facilities and supersedes all prior written or oral agreements and understandings relating to the specific matters hereof. No individual has been authorized by the Commitment Parties or any of their respective affiliates to make any oral or written statements that are inconsistent with this Commitment Letter or the Fee Letter.
          Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. Delivery of an executed counterpart of a signature page to this Commitment Letter and the Fee Letter by facsimile or electronic .pdf shall be effective as delivery of a manually executed counterpart of this Commitment Letter and the Fee Letter. This Commitment Letter and the Fee Letter may be executed in any number of counterparts, and by the different parties hereto on separate counterparts, each of which counterpart shall be an original, but all of which shall together constitute one and the same instrument. The provisions of Section 1 (clause (i) only), 2, 3, 4, 5, 6, 8, 9 and this Section 10 shall survive termination of this Commitment Letter, provided that Sections 2 and 3 shall survive only if the Tender Offer Closing Date occurs. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by the parties hereto. This Commitment Letter shall not be assignable by you without our prior written consent and any purported assignment without such consent shall be null and void. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and any Indemnified Persons).
          Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, notwithstanding that the availability and funding of the Facilities is subject to conditions precedent, including the good faith negotiation of the Bank Documentation and Bridge Documentation by the parties hereto in a manner consistent with this Commitment Letter and (ii) the Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.
          BY SIGNING THIS COMMITMENT LETTER, EACH OF THE PARTIES HERETO HEREBY ACKNOWLEDGES AND AGREES THAT EACH COMMITMENT PARTY IS OFFERING TO PROVIDE ITS RESPECTIVE PORTION OF THE BRIDGE FACILITY SEPARATE AND APART FROM THE OFFER BY SUCH COMMITMENT PARTY TO PROVIDE ITS PORTION OF THE BANK FACILITIES.
[Remainder of page intentionally left blank]

          We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, MORGAN STANLEY SENIOR FUNDING, INC.
By:	/s/ Kevin D. Emerson
	Name:	Kevin D. Emerson
	Title:	Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ Dale A. Stein
	Name:	Dale A. Stein
	Title:	Authorized Signatory

PNC CAPITAL MARKETS LLC
By:	/s/ Peter M. Hilton
	Name:	Peter M. Hilton
	Title:	Authorized Signatory

Agreed to and accepted as of the date first written above: ARCH COAL INC.
By:	/s/ John T. Drexler
	Name:	John T. Drexler
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT A
ACQUISITION SUMMARY
          Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the Commitment Letter to which this Exhibit A is attached, including all Exhibits thereto (collectively, the “Commitment Letter”).
          Borrower and/or one or more of its affiliates (“you” or the “Borrower”) intends to acquire substantially all of the outstanding Shares (as defined below) of International Coal Group, Inc. (the “Target”) not owned by the Borrower on the date of the Commitment Letter.
          In connection with the foregoing:
          (i.) The Borrower formed a wholly-owned direct or indirect subsidiary, incorporated under Delaware law(“Mergersub”), and intends to acquire the outstanding Shares pursuant to the Tender Offer and subsequent Merger (each as defined below).
          (ii.) Mergersub intends to commence a tender offer, as such tender offer may be amended, supplemented or otherwise modified from time to time (the “Tender Offer”), for all of the outstanding shares of common stock (the “Shares”) of the Target, including any Shares that may become outstanding upon the exercise of options or other rights to acquire Shares after the commencement of the Tender Offer but before the commencement of the Merger, for a purchase price consisting of cash consideration set forth in the Offer to Purchase, the Letter of Transmittal and the Tender Offer Statement on Schedule TO relating to the Tender Offer (such documents, including all exhibits thereto and as they may be amended, supplemented or otherwise modified from time to time, are collectively referred to herein as the “Tender Offer Documents”), which Tender Offer shall be conditioned upon, inter alia, (x) Target shareholders having validly tendered and not withdrawn prior to the expiration date of the Tender Offer (as the same may be extended in accordance with the terms of the Tender Offer) at least that number of Shares that shall constitute a majority of the then-outstanding Shares on a fully-diluted basis and (y) the entering into a definitive merger agreement (the “Merger Agreement”) among you, Mergersub and Target. The date on which Shares are initially accepted for payment under the Tender Offer is referred to as the “Tender Offer Closing Date.”
          (iii.) Following the Tender Offer Closing Date, so long as permitted under applicable law, at any time prior to the consummation of the Merger, Mergersub may make one or more additional purchases (such purchases, “Top-Off Purchases”) of Shares of Target (such additional Shares, “Top-Off Shares”) with the intent that (x) Mergersub shall own Shares representing at least 90% of the then outstanding shares and (y) a “short form” merger may be effected under applicable law and without any approval by the shareholders of Target (as used herein, “90% Condition” shall mean the satisfaction of the conditions described in preceding clauses (x) and (y), whether satisfied on the Tender Offer Closing Date or at any time thereafter (as a result of Top-Off Purchases or otherwise) on or prior to the Merger Closing Date (as defined below)).
          (iv.) If the 90% Condition shall have been met (either on the Tender Offer Closing Date or at any time thereafter (prior to the consummation of the Merger)), Mergersub shall, as soon as practicable (but no later than 35 days) thereafter, merge with and into Target by way of a “short form” merger under Delaware law (a “Short Form Merger”), with Target surviving such Short-Form Merger as a direct or indirect wholly-owned subsidiary of the Borrower.

A-1

          (v.) Notwithstanding anything to the contrary contained above or elsewhere in the Commitment Letter, if the Tender Offer Closing Date occurs, Mergersub shall, as soon as practicable cause the Merger (the “Merger”) of Mergersub with and into Target, in accordance with the Merger Agreement and applicable law (whether a Short Form Merger or a “long form” merger (a “Long Form Merger”)), to be consummated, with Target surviving the Merger as an indirect wholly-owned subsidiary of the Borrower. As used herein, (A) the term “Acquisition” shall mean the collective reference to the Tender Offer (and all purchases of Shares pursuant thereto), any purchase of Top-Off Shares (if applicable) and the Merger and (B) the term “Target” shall include, after the consummation of the Merger, Target as the surviving corporation thereof. Merger Closing Date shall mean the date of the consummation of the Merger.
          (vi.) On or prior to the Tender Offer Closing Date, the Target shall be required to issue an irrevocable notice of redemption for all the Target’s then outstanding 9.125% Senior Secured Second-Priority Notes due 2018 (the “2018 Senior Notes”) in accordance with the requirements of the Indenture relating thereto (the “2018 Senior Notes Indenture”) and shall at such time deposit with the trustee pursuant to the 2018 Senior Notes Indenture cash in the aggregate amount needed to effect such redemption (including amounts needed for accrued interest and any applicable make whole premiums) such that the 2018 Senior Notes Indenture shall be satisfied and discharged as of the Tender Offer Closing Date. As used herein, “Senior Notes Refinancing” shall mean the repayment in full of the 2018 Senior Notes (and any deposit of funds as contemplated above in connection therewith), whether pursuant to this clause or otherwise.
          (vii.) On the Tender Offer Closing Date, the Target shall be required to comply with the necessary notice provisions contained in the Target’s then outstanding 4.00% Convertible Senior Notes due 2017 (the “2017 Convertible Senior Notes”) and the then outstanding 9.00% Convertible Senior Notes Due 2012 (the “2012 Convertible Senior Notes” and together with the 2017 Convertible Senior Notes, the “Convertible Senior Notes”) and shall, upon the consummation of the Merger, issue make-whole fundamental change notices to holders of the Convertible Senior Notes to redeem the then outstanding notes. So long as the actions required by the immediately preceding sentence are taken substantially concurrently with the Merger Closing Date, then the Convertible Senior Notes may continue to remain issued and outstanding until all holders have converted in exchange for cash. As used herein, “Convertible Senior Notes Refinancing” shall mean the repayments in full of the Convertible Senior Notes, whether pursuant to this clause or otherwise.
          (viii.) At the Borrower’s option, the Borrower may attempt obtain the Amendment. If the Amendment is not obtained within seven business days, the Borrower shall enter into the Revolving Facility in an amount equal to at least $760 million on the terms set forth in Exhibit C.
          (ix.) The sources of funds needed to finance the Acquisition, the Senior Notes Refinancing, the Convertible Senior Notes Refinancing and to pay all fees and expenses incurred in connection with the Transactions shall be provided solely from the sources described in the second paragraph of the Commitment Letter.
          (x.) Financing of the Acquisition is expected to occur prior to the Tender Offer Closing Date, and proceeds from such financings shall be deposited, pending the occurrence of the Tender Offer Closing Date, pursuant to escrow arrangements reasonably satisfactory to the Lead Arrangers.

A-2

EXHIBIT B
$3,800 MILLION SENIOR UNSECURED BRIDGE FACILITY
SUMMARY OF TERMS AND CONDITIONS

Borrower:	Arch Coal Inc. or a wholly owned subsidiary thereof (the “Borrower”). The Borrower will, directly or indirectly, own all of the capital stock of the Target on the Merger Closing Date.

Joint Lead Arrangers; Joint Book Runners; and Administrative Agent:	Morgan Stanley Senior Funding, Inc. (“MSSF”) and PNC Capital Markets LLC (“PNC Capital Markets”, and together with MSSF, the “Lead Arrangers”)

Administrative Agent:	MSSF (the “Administrative Agent”).

Bridge Lenders:	MSSF, PNC Bank and a syndicate of financial institutions and institutional lenders arranged by the Lead Arrangers and reasonably acceptable to the Borrower.

Ranking:	The Bridge Loans will rank senior to all subordinated indebtedness of the Borrower and will rank pari passu to all senior debt of the Borrower.

Guarantors:	The Bridge Facility will be guaranteed on a senior basis by each of the Borrower’s subsidiaries that guarantee the Revolving Facility. The guarantees will rank senior to all subordinated indebtedness of a Guarantor and will rank pari passu to all other senior indebtedness of such Guarantor.

Bridge Facility:	A $3,800 million senior unsecured increasing rate bridge facility (the “Bridge Facility”).

Purpose and Availability:	The Bridge Facility will be available pursuant to one or more borrowings on and after the Tender Offer Closing Date and on or prior to the Merger Closing Date and shall be utilized (a) to finance the Acquisition, the Transactions, the Senior Notes Refinancing and the Convertible Senior Notes Refinancing and (b) to pay fees and expenses in connection with the Transactions. The loans made under the Bridge Facility on the Tender Offer Closing Date or thereafter and/or prior to the Merger Closing Date are herein referred to as the “Initial Bridge Loans.” Once repaid, no amount of Initial Bridge Loans may be reborrowed.

Security:	None.

Conversion to Extended Term Loans:	If any Initial Bridge Loan has not been repaid in full on or prior to the first anniversary of the Tender Offer Closing Date (the “Rollover Date”) and unless the Borrower or any significant subsidiary thereof is subject to a bankruptcy or other insolvency proceeding, the Initial Bridge Loans shall automatically be converted into term loans (each, an “Extended Term Loan”) maturing on the eighth anniversary of the Tender Offer Closing Date (the “Bridge Final Maturity Date”), subject to the Bridge Lenders’ rights to convert Initial Bridge Loans into Exchange Notes as set forth below. Any Initial Bridge Loan not converted into an Extended Term Loan on the Rollover Date shall mature on the Rollover Date.

Exchange into Exchange Notes:	Each Bridge Lender of a Initial Bridge Loan or Extended Term Loan that is (or will immediately transfer its Exchange Notes to) an Eligible Holder (as defined in Annex I) will have the option, at any time on or after the Rollover Date, to receive notes (the “Exchange Notes”) in exchange for such Initial Bridge Loans or Extended Term Loans having the terms set forth in the term sheet attached hereto as Annex I; provided that the Borrower may defer the first issuance of Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $100 million in aggregate principal amount of Exchange Notes. In connection with each such exchange, or at any time prior thereto if requested by any Bridge Lender that is a Bridge Lender as of the Tender Offer Closing Date (each, an “Initial Bridge Lender”), the Borrower shall (i) deliver to the Bridge Lender that is receiving Exchange Notes, and to such other Bridge Lenders as such Initial Bridge Lender requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Exchange Notes by such Bridge Lenders, in such form and substance as reasonably acceptable to the Borrower and such Initial Bridge Lender, and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A securities purchase agreements (including indemnification provisions) and a registration rights agreement customary in Rule 144A offerings, in each case, if requested by such Initial Bridge Lender, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Bridge Lender and such certificates as the Initial Bridge Lender may request as would be customary in Rule 144A offerings and otherwise in form and substance satisfactory to the Initial Bridge Lender and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Initial Bridge Lender in connection with issuances or resales of Exchange Notes, including providing such information regarding the business and operations of the Borrower and its subsidiaries as is reasonably requested by any prospective holder of Exchange Notes and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Interest Rate:	Interest for the first three-month period commencing on the Tender Offer Closing Date shall be payable at the London interbank offered rate (“LIBOR”) for U.S. dollars plus 600 basis points (the “Initial Margin”). Interest for each subsequent three-month period shall be payable at prevailing LIBOR for the interest period plus the Initial Margin plus 50 basis points. The Senior Bridge Facility shall have a LIBOR floor equal to 1.25% per annum.

Interest on the Initial Bridge Loans will be payable in arrears at the end of each three-month period and at the Rollover Date. Interest on the Initial Bridge Loans shall not exceed the Total Cap (as defined in the Fee Letter).

Extended Term Loans will accrue interest at the Total Cap (as defined in the Fee Letter). Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

Default Interest:	Notwithstanding the Total Cap, upon the occurrence and during the continuance of a payment event of default, interest will accrue on the overdue amount of any loan or other overdue amount outstanding under the Bridge Facility at a rate of 2.00% per annum plus the rate otherwise applicable to the loans under the Bridge Facility and will be payable on demand.

Mandatory Prepayment:	The Borrower will be required to prepay Initial Bridge Loans and Extended Term Loans, on a pro rata basis, at par plus accrued and unpaid interest, in an amount equal to (i) 100% of the net proceeds received by the Borrower or any of its subsidiaries from the issuance of the debt or preferred stock after the Tender Offer Closing Date, other than exceptions to be agreed and (ii) 100% of the net proceeds received from the issuance of equity by, or equity contributions to, the Borrower after the Tender Offer Closing Date, in each case, subject to certain exceptions to be agreed. The foregoing prepayment obligation (other than the obligation to prepay pursuant to clause (i) with proceeds from issuance of Notes or other Qualifying Senior Debt (to be defined in the Bridge Documentation)) shall be subject to prior prepayment of the Bank Facilities if required thereunder.

In addition, upon the occurrence of a change of control of the Borrower (to be defined in a mutually acceptable manner), the Borrower will be required to prepay Initial Bridge Loans and Extended Term Loans, on a pro rata basis, at a price of 100% of the principal amount thereof, plus accrued and unpaid interest, to the date of prepayment.

Optional Prepayments:	The Initial Bridge Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time with prior notice, at par plus accrued and unpaid interest and breakage costs.

On or before the fourth anniversary of the Tender Offer Closing Date, prepayment of the Exchange Notes will be subject to a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points. Thereafter, Exchange Notes will be prepayable at the option of the Borrower at a premium equal to 50% of the coupon on the Extended Term Loans, declining ratably to par on the date which is two years prior to the Bridge Final Maturity Date.

In addition, Exchange Notes will be prepayable at the option of the Borrower prior to the third anniversary of the Tender Offer Closing Date with the net cash proceeds of qualified equity offerings of the Borrower at a premium equal to the coupon on Extended Term Loans; provided that after giving effect to such prepayment at least 65% of the aggregate principal amount of such Exchange Notes shall remain outstanding.

Conditions Precedent to Funding on Tender Offer Funding Date:	Conditions precedent to borrowing under the Bridge Facilities shall be limited to those set forth in Section 1 of the Commitment Letter and in Exhibit D to the Commitment Letter and the accuracy of the Merger Agreement Representations and the Specified Representations.

Conditions Precedent to Funding After Tender Offer Funding Date:	Conditions precedent loans under the Bridge Facility after the Tender Offer Funding Date shall be limited to the following: (a) the initial borrowing shall have occurred pursuant to the Bridge Facility and the relevant conditions precedent to such borrowing (as referenced above) shall have been satisfied and (b) the relevant conditions in Section 4 or 5 of Exhibit D, as applicable, shall have been satisfied.

Representations and Warranties:	The Bridge Facility shall contain such representations and warranties by the Borrower and its subsidiaries as are consistent with the Bridge Documentation Principles.

Covenants:	The Bridge Facility shall contain such affirmative and negative applicable to the Borrower and its restricted subsidiaries as are consistent with the Bridge Documentation Principles.

Events of Default:	The Bridge Facility shall include such events of default as are consistent with the Bridge Documentation Principles.

Financial Covenants:	None.

Expenses and Indemnity:	The Borrower shall pay or reimburse all reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Bridge Facility and with the preparation, negotiation, execution and delivery of the Bridge Documentation in connection therewith, including without limitation, the reasonable fees and disbursements of not more than one counsel. You further agree to pay all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their respective affiliates (including, without limitation, reasonable fees and disbursements of counsel and field auditors) incurred in connection with the administration (including the conducting of field examinations), amendment, waiver or modification (including proposed amendments, waivers or modifications) of, and enforcement of any of its rights and remedies under, the Bridge Documentation.

The Borrower will indemnify the Lenders, the Commitment Parties, the Lead Arrangers, the Administrative Agent and their respective affiliates, and hold them harmless from and against all reasonable out-of-pocket costs, expenses (including but not limited to legal fees and expenses) and liabilities arising out of or relating to any action, litigation, proceeding or investigations or otherwise relating to the Transactions and any actual or proposed use of the proceeds of any loans made under the Bridge Facility; provided, however, that no such person will be indemnified for costs, expenses or liabilities to the extent determined by a final, non-appealable judgment of a court of competent jurisdiction to have been incurred solely from the gross negligence, willful misconduct or a material breach of the obligations of such person.

Waivers and Amendments:	Amendments and waivers of the provisions of the Bridge Documentation shall require the approval of Lenders holding not less than a majority of the aggregate principal amount of the loans and commitments under the Bridge Facility; provided that (a) the consent of each affected Lender shall be required with respect to (i) increases in the commitment of such Lender; (ii)

reductions of principal, interest or fees; and (iii) extensions of the final maturity date; and (b) the consent of all of the Lenders shall be required with respect to modification of the voting percentages (or any of the applicable definitions related thereto).

Assignments and Participations:	Each Lender may assign all or, subject to minimum amounts to be agreed, a portion of its loans and commitments under the Bridge Facility (other than to Disqualified Lenders). Assignments will require payment of an administrative fee to the Administrative Agent and, except for an assignment to an existing Lender or an affiliate of an existing Lender, the consent of the Administrative Agent; provided that, for the six month period commencing on the Tender Offer Closing Date and so long as no payment or bankruptcy event of default exists, the consent of the Borrower (not to be unreasonably withheld) shall be required with respect to any assignment that would result in the Initial Bridge Lenders collectively holding less than 50.1% of the aggregate outstanding principal amount of the Bridge Loans. In addition, each Lender may sell participations in all or a portion of its loans and commitments under the Bridge Facility (except to a Disqualified Lender); provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Bridge Facility (except as to certain basic issues).

If an Initial Bridge Lender makes an assignment of Initial Bridge Loans at a price less than par, the assignment agreement may provide that, upon any repayment or prepayment of such Initial Bridge Loans with the proceeds of an issuance of securities of the Borrower or any of its subsidiaries in which the Initial Bridge Lender or an affiliate thereof acted as underwriter or initial purchaser (an “Applicable Offering”), (i) the Borrower shall pay the holder of such Initial Bridge Loans the price set forth in the assignment agreement as the price (which may be the price at which such Initial Bridge Lender assigned such Initial Bridge Loans but in any event may not be greater than par) at which the holder of such Initial Bridge Loans will be repaid by the Borrower with the proceeds of an Applicable Offering (the “Agreed Price”) and (ii) the Borrower shall pay such Initial Bridge Lender the difference between par and the Agreed Price. Such payments by the Borrower shall be in full satisfaction of such Initial Bridge Loans in the case of a repayment or prepayment with proceeds of an Applicable Offering. For the avoidance of doubt, the provisions of this paragraph do not apply to any repayments or prepayments other than with proceeds of an Applicable Offering.

Yield Protection, Taxes and Other Deductions:	The Bridge Documentation will contain customary provisions for facilities of this kind including, without limitation, in respect of breakage and redeployment costs, increased costs, funding losses, capital adequacy, illegality and requirements of law. All payments shall be free and clear of any present or future taxes, withholdings or other deductions whatsoever, subject to certain customary exceptions including those relating to income taxes in the jurisdiction of a Lender’s applicable lending office.

Governing Law:	The State of New York. Each party to the Bridge Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Counsel to the Lead Arranger and Administrative Agent:	Shearman & Sterling LLP.

ANNEX I
SENIOR EXCHANGE NOTES
SUMMARY OF TERMS AND CONDITIONS

Issuer:	The Borrower will issue Exchange Notes under an indenture which complies with the Trust Indenture Act (the “Senior Indenture”). The Borrower in its capacity as issuer of the Exchange Notes is referred to as the “Issuer.”

Guarantors:	Same as Bridge Loans.

Principal Amount:	The Exchange Notes will be available only in exchange for (i) the Initial Bridge Loans on the Rollover Date or (ii) the Extended Term Loans at any time. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount of the Initial Bridge Loans or the Extended Term Loans for which it is exchanged.

Maturity:	The Exchange Notes will mature on the Bridge Final Maturity Date.

Interest Rate:	The Exchange Notes will bear interest at a rate equal to the Total Cap and will be payable semi-annually in arrears.

Calculation of interest shall be on the basis of the actual number of days elapsed in a year of twelve 30-day months.

Default Interest:	In the event of a payment default on the Exchange Notes, interest on the Exchange Notes will accrue at a rate of 2.0% per annum in excess of the rate otherwise applicable to the Exchange Notes, and will be payable in accordance with the provisions described above under the heading “Interest Rate.”

Ranking:	Same as Initial Bridge Loans.

Mandatory Offer to Purchase:	The Issuer will be required to offer to purchase the Exchange Notes upon a change of control (to be defined in a mutually acceptable manner) at 101% of the principal amount thereof plus accrued interest to the date of purchase. The Issuer will also be required to offer to purchase Exchange Notes with the proceeds of non-ordinary course asset sales at 100% of the principal amount thereof plus accrued interest to the date of purchase, subject to certain reinvestment rights and other exceptions to be agreed consistent with the Bridge Documentation Principles.

Optional Redemption:	On or before the fourth anniversary of the Tender Offer Closing Date, the Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to

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the yield on comparable U.S. Treasury securities plus 50 basis points. Thereafter, the Exchange Notes will be redeemable at the option of the Issuer at a premium equal to 50% of the coupon on the Exchange Notes, declining ratably to par on the date which is two years prior to the Bridge Final Maturity Date.

In addition, Exchange Notes will be redeemable at the option of the Issuer prior to the third anniversary of the Tender Offer Closing Date with the net cash proceeds of qualified equity offerings of the Borrower that are contributed to the Issuer at a premium equal to the coupon on the Exchange Notes; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Exchange Notes originally issued shall remain outstanding.

Registration Rights:	The Issuer will be required to:
•	use commercially reasonable efforts within 120 days after the first issuance of Exchange Notes, file a registration statement for an offer to exchange the Exchange Notes for publicly registered notes with identical terms;

•	use its commercially reasonable efforts to cause the registration statement to become effective under the Securities Act of 1933, as amended (the “Securities Act”) as soon as practicable after such date;

•	complete the exchange offer within 270 days after such date; and

•	file a shelf registration statement for the resale of the Exchange Notes if it cannot complete an exchange offer within those time periods listed above and in certain other circumstances.

If the Issuer does not comply with these obligations (a “Bridge Registration Default”), the Issuer shall pay liquidated damages to each holder of Exchange Notes with respect to the first 90-day period immediately following the occurrence of the first Bridge Registration Default in an amount equal to 0.25% per annum on the principal amount of Exchange Notes held by such holder. The amount of the liquidated damages will increase by an additional 0.25% per annum on the principal amount of Exchange Notes with respect to each subsequent 90-day period until all Bridge Registration Defaults have been cured, up to a maximum amount of liquidated damages for all Bridge Registration Defaults of 1.00% per annum.

In addition, unless and until the Issuer has consummated the exchange offer and, if required, caused the shelf registration statement to become effective, the holders of the Exchange Notes will have the right to “piggy-back” the Exchange Notes in

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the registration of any debt securities (subject to customary scale-back provisions) that are registered by the Issuer (other than on a Form S-4) unless all the Exchange Notes will be redeemed or repaid from the proceeds of such securities.

Right to Transfer Exchange Notes:	Each holder of Exchange Notes shall have the right to transfer its Exchange Notes in whole or in part, at any time to an Eligible Holder (as defined below) and, after the Exchange Notes are registered pursuant to the provisions described under “Registration Rights,” to any person or entity; provided that if the Issuer or any of its affiliates holds Exchange Notes, such Exchange Notes shall be disregarded in any voting. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act or (d) a person acquiring the Exchange Notes in a transaction that is, in the opinion of counsel acceptable to the Issuer, exempt from the registration requirements of the Securities Act; provided that in each case such Eligible Holder represents that it is acquiring the Exchange Notes for its own account and that it is not acquiring such Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Covenants:	Those typical for an indenture governing a high yield note issue and substantially consistent with the Borrower’s 7.25% Senior Notes due 2020 (the “Borrower’s 2020 Notes”), with changes as are consistent with the Bridge Documentation Principles.

Events of Default:	Those typical for an indenture governing a high yield note issue and substantially consistent with the Borrower’s 2020 Notes, with changes as are consistent with the Bridge Documentation Principles.

Governing Law:	The State of New York. Each party to the Bridge Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

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EXHIBIT C
SUMMARY OF TERMS AND CONDITIONS
REVOLVING FACILITY
          Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit C is attached.

Borrower:	Arch Coal Inc., a Delaware corporation (the “Borrower”).

Guarantors:	The obligations of the Borrower and its domestic restricted subsidiaries under the Revolving Facility and under any treasury management, interest protection or other hedging arrangements entered into with a Bank Lender (or an affiliate thereof) will be guaranteed by each of the existing and future direct and indirect domestic restricted subsidiaries of the Borrower (the “Guarantors”), other than (a) any bonding subsidiary, (b) any securitization subsidiary, (c) Arch Western Resources LLC and its subsidiaries, (d) any subsidiary that is a “controlled foreign corporation” (a “CFC”) under Section 957 of the Internal Revenue Code, (e) certain other subsidiaries of the Borrower which are also not required to be guarantors of the Borrower’s outstanding senior notes (as the same may be refinanced, the “Existing Notes”), (f) unrestricted subsidiaries, (g) immaterial subsidiaries, (h) any subsidiary that is prohibited by applicable law, rule or regulation or by any contractual obligation from guaranteeing the Facilities or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received and (g) certain other exceptions to be agreed. All guarantees will be guarantees of payment and not of collection.

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Bank Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Administrative and Collateral Agent:	PNC Bank, National Association (“PNC Bank”) will act as sole and exclusive administrative and collateral agent for the Bank Lenders (the “Bank Administrative Agent”).

Co-Lead Arrangers and Co-Bookrunning Managers:	PNC Capital Markets LLC (“PNC”) and Morgan Stanley & Co., Inc. (“Morgan Stanley”) will act as co-lead arrangers and co-bookrunning managers for the Revolving Facility (in such capacity, the “Lead Arrangers”).

Bank Lenders:	PNC and Morgan Stanley Senior Funding, Inc. (“MSSF”) (together, the “Initial Bank Lenders”), and other banks, financial institutions and institutional lenders selected by PNC in consultation with the Borrower and the other Lead Arrangers (the “Bank Lenders”).

Senior Credit Facility:	A senior secured revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of up to $760 million, available from time to time after the Closing Date until the fifth anniversary of the Closing Date, and to include a sublimit to be determined for the issuance of standby and commercial letters of credit (each, a “Letter of Credit”) and a sublimit for swingline loans (each, a “Swingline Loan”). Letters of Credit will be initially issued by PNC Bank (in such capacity, each an “Issuing Bank”), and each of the Bank Lenders under the Revolving Facility will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan. Amounts under the Revolving Facility, including any amounts necessary to fund the Acquisition, OID or upfront fees imposed pursuant to the flex provisions of the Fee Letter, may be borrowed under the Revolving Facility on the Closing Date.

Swingline Option:	PNC Bank, in its capacity as the swingline lender, may make Swingline Loans available on a same day basis. The Borrower must repay each Swingline Loan upon demand by the Administrative Agent.

Purpose:	The proceeds of the borrowings under the Revolving Facility on or after the Tender Offer Funding Date, together with proceeds from the Notes or the Bridge Loans, shall be used (i) to finance in part the Acquisition and the refinancing of the Existing Credit Facility, and (ii) to pay fees and expenses incurred in connection with the Transaction. The proceeds of the Revolving Facility shall be used to provide ongoing working capital and for other general corporate purposes of the Borrower and its subsidiaries.

Interest Rates:	The interest rates per annum applicable to the Revolving Facility will be, at the option of the Borrower (i) LIBOR plus the Applicable Margin (as hereinafter defined) or (ii) the Base Rate plus the Applicable Margin. The Applicable Margin means a percentage per annum to be determined in accordance with the performance pricing grid referred to below.

Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Revolving Facility.

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all relevant Bank Lenders, nine or twelve months) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type.

During the continuance of an event of default or a payment default, interest will accrue (i) on the principal of any loan at a rate of 200 basis points in excess of the rate otherwise applicable to such loan and (ii) on any other outstanding amount at a rate of 200 basis points in excess of the non-default interest rate then applicable to Base Rate loans under the Revolving Facility, and will be payable on demand.

Commitment Fee:	Commencing on the Closing Date, a commitment fee of 0.50% per annum (and adjusted pursuant to the table below opposite the Leverage Ratio each fiscal quarter thereafter) shall be payable on the actual daily unused portions of the Revolving Facility, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments. Swingline Loans will not be considered utilization of the Revolving Facility for purposes of this calculation.

Performance Pricing Grid:	The Commitment Fee and the Applicable Margin for LIBOR advances under the Revolving Facility shall be the basis points per annum set forth in the table below opposite the Leverage Ratio (total debt/ EBITDA).

		Applicable	Applicable
		Margin for	Margin for
Leverage	Commitment	Base Rate	LIBOR Rate
Ratio	Fee	advances	advances
≥ 4.00 : 1	0.50%	2.00%	3.00%
≥ 3.50 : 1	0.50%	1.75%	2.75%
≥ 3.00 : 1	0.50%	1.50%	2.50%
≥ 2.50 : 1	0.50%	1.25%	2.25%
≥ 2.00 : 1	0.375%	1.00%	2.00%
< 2.00 : 1	0.375%	0.75%	1.75%

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Letter of Credit Fees:	Letter of Credit fees equal to the Applicable Margin from time to time on LIBOR advances under the Revolving Facility on a per annum basis will be payable quarterly in arrears and shared proportionately by the Bank Lenders under the Revolving Facility. In addition, a fronting fee of 0.125% per annum will be payable to each Issuing Bank for its own account, as well as customary issuance and documentary fees. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.

Maturity:	Five (5) years after the Closing Date.

Increase Option:	After the Closing Date, the Borrower (so long as no default or event of default has occurred and is continuing) shall have the option to increase the Revolving Facility, in an amount not to exceed $250,000,000 without the consent of the Lenders. The Borrower may solicit any Lender and/or any other financial institution reasonably satisfactory to the Bank Administrative Agent and the Borrower to provide such additional or new commitments. No Lender shall be committed to provide any incremental commitment until it expressly agrees to provide such commitment.

Optional Prepayments and Commitment Reductions:	The Revolving Facility may be prepaid at any time in whole or in part without premium or penalty upon written notice, at the option of the Borrower, except that any prepayment of LIBOR advances other than at the end of the applicable interest periods therefor shall be made with reimbursement for any funding losses and redeployment costs of the Bank Lenders resulting therefrom. The unutilized portion of any commitment under the Revolving Facility may be reduced permanently or terminated by the Borrower at any time without penalty.

Security:	The Borrower and each of the Guarantors shall grant the Bank Administrative Agent (for its benefit and for the benefit of the Bank Lenders) valid and perfected first priority (subject to certain exceptions to be set forth in the Bank Documentation) liens and security interests in certain property of the Borrower and the Guarantors (collectively, the “Collateral”), including the following types of property:
(a)	all present and future shares of capital stock of (or other ownership or profit interests in) each of Borrower’s present and future direct and indirect subsidiaries (limited, in the case of voting stock of any entity that is a CFC, to 66% of such voting stock), held by the Borrower or a Guarantor;

(b)	all present and future debt owed to the Borrower or any Guarantor;

(c)	all of the present and future property and assets, real and personal, of the Borrower and each Guarantor, including, but not limited to, machinery and equipment, inventory and other goods, accounts receivable, owned real estate, leaseholds, fixtures, bank accounts, general intangibles, financial assets, investment property, license rights, patents, trademarks, trade names, copyrights, other intellectual property and other general intangibles, chattel paper, insurance proceeds, contract rights, hedge agreements, documents, instruments, indemnification rights, tax refunds and cash; and

(d)	all proceeds and products of the property and assets described in clauses (a), (b) and (c) above.

Notwithstanding anything to the contrary, the Collateral shall exclude exceptions to be mutually agreed and otherwise substantially consistent with the Borrower’s Existing Credit Facility (subject to the Bank Documentation Principles).

The obligations of the Borrower and the Guarantors in respect of the Revolving Facility and the obligations of the Borrower and the Guarantors in respect of the any interest rate swap or similar agreements with a Bank Lender or an affiliate of a Bank Lender and treasury management agreements with a Bank Lender or an affiliate of a Bank Lender, will all be secured by the Collateral in a manner consistent with the applicable permitted liens provisions of the Borrower’s Existing Notes (subject to the Bank Documentation Principles).

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, substantially consistent with the documentation relating to the Existing Credit Facility, subject to the Bank Documentation Principles.

Conditions Precedent to Borrowing on or prior to the Tender Offer Funding Date:	The availability of the Revolving Facility on or prior the Tender Offer Funding Date will be subject only to the conditions set forth in Section 1 of the Commitment Letter and Exhibit D hereto, and the following conditions precedent: (i) delivery of a written notice of borrowing and (ii) accuracy of the Merger Agreement Representations and the Specified Representations.

Conditions Precedent to Funding After Tender Offer Funding Date:	Conditions precedent loans under the Revolving Facility after the Tender Offer Funding Date shall be limited to the relevant conditions in Section 4 or 5 of Exhibit D, as applicable, shall have been satisfied.

Conditions Precedent to Each Borrowing under the Revolving Facility after the Merger Closing Date:	Following the Merger Closing Date, each borrowing or issuance or renewal of a Letter of Credit under the Revolving Facility (other than the initial extensions of credit on the Closing Date) will be subject to satisfaction of the following conditions precedent (except to the extent provided above with respect to the initial extensions of credit on the Closing Date): (i) all of the representations and warranties in the Bank Documentation shall be true and correct (in all material respects, unless already qualified by materiality or material adverse effect) as of the date of such extension of credit (subject to a materiality qualification); and (ii) no default or event of default under the Bank Documentation shall have occurred and be continuing or would result from such extension of credit.

Representations and Warranties:	Limited to and substantially consistent with the representations and warranties set forth in the Borrower’s Existing Credit Facility, subject to the Bank Documentation Principles.

Covenants:	Limited and substantially consistent with the affirmative and negative covenants set forth in the Borrower’s Existing Credit Facility, subject to the Bank Documentation Principles.

Financial Covenants:	Limited to the following:
•	Maintenance of a minimum Interest Coverage Ratio (EBITDA/cash interest expense), with certain “step-ups” to be agreed;

•	Maintenance of a maximum Total Leverage Ratio (total debt (net of cash and cash equivalents)/EBITDA), with certain “stepdowns” to be agreed; and

•	Maintenance of a maximum Senior Secured Leverage Ratio (total senior secured debt (net of cash and cash equivalents)/EBITDA).

All of the financial covenants will be calculated on a consolidated basis and for each consecutive four fiscal quarter period. Calculations will be made on a pro forma basis for acquisitions and dispositions outside the ordinary course of business (and incurrences and repayments of debt in connection therewith) including the Transaction, as if they had occurred at the beginning of the applicable period, in accordance with Regulation S-X under the Securities Act of 1933, as amended and otherwise in a manner satisfactory to the Lead Arrangers.

Events of Default:	Limited to and substantially consistent with the event of default set forth in the Borrower’s Existing Credit Facility, subject to the Bank Documentation Principles.

Assignments and Participations:	Each Bank Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by the Bank Administrative Agent and, so long as no default has occurred, the Borrower, which approval shall not be unreasonably withheld or delayed; provided, however, that (i) no approval of the Borrower shall be required in connection with assignments to other Bank Lenders or any of their affiliates and (ii) no approval of the Bank Administrative Agent shall be required in connection with assignments under the Revolving Facility to other Bank Lenders under the Revolving Facility. Each Bank Lender will also have the right, without consent of the Borrower or the Bank Administrative Agent, to assign as security all or part of its rights under the Bank Documentation to any Federal Reserve Bank. Bank Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date.

Waivers and Amendments:	Amendments and waivers of the provisions of the Bank Documentation will require the approval of Bank Lenders holding advances and commitments representing more than 50% of the aggregate advances and commitments under the Revolving Facility, except that (a) the consent of all directly affected Bank Lenders will be required with respect to, among other things, (i) increases in commitment amounts, (ii) reductions of principal, interest, or fees, (iii) extensions of scheduled maturities or times for payment, (iv) releases of all or substantially all of the collateral or value of the guarantees and (v) changes that impose any restriction on the ability of any Bank Lender to assign any of its rights or obligations and (b) tranche voting will be required for certain Collateral-related matters.

Indemnification:	The Borrower will indemnify and hold harmless the Administrative Agent, the Lead Arrangers, each other agent, each Senior Lender and each of their respective affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Person”) from and against (and will reimburse each Indemnified Person as the same are incurred for) any and all losses, liabilities, claims, damages or expenses (including, without limitation, the reasonably fees, disbursements and other charges of counsel that may be incurred by or asserted or awarded against any such Indemnified Person) in each case arising out of or in connection with or by reason of any investigation, litigation or proceeding or preparation of a defense in connection with, the Transaction, the Revolving Facility or the Borrower’s use of loan proceeds or the commitments, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction (or by settlement tantamount to such a judgment) to have resulted from (i) the gross negligence, bad faith or willful misconduct of such Indemnified Person, (ii) a material breach of the obligation of any Indemnified Person or any of such Indemnified Person’s affiliates under the Revolving Facility or (iii) disputes solely between or among Indemnified Persons (provided, that notwithstanding this clause (iii) the Bank Administrative Agent, each Lead Arranger and each other agent shall be indemnified in their respective capacities as such in all such litigations or proceedings). In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by the Borrower, its subsidiaries, its equity holders or creditors or an Indemnified Person, whether or not an Indemnified Person is otherwise a party thereto. It is agreed that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you or your subsidiaries or affiliates or to your equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Revolving Facility, on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by material breach of the Commitment Parties’ respective obligations under the Revolving Facility documentation, as determined in a final, non-appealable judgment by a court of competent jurisdiction. The Borrower shall not, without the prior written consent of an Indemnified Person (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceeding against an Indemnified Person in respect of which indemnity has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission by such Indemnified Person.

Governing Law:	The State of New York, except as to real estate and certain other collateral documents required to be governed by local law. Each party to the Bank Documentation will waive the right to trial by jury and will consent to the exclusive jurisdiction of the state and federal courts located in The Borough of Manhattan, The City of New York.

Expenses:	The Borrower will pay all costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all Bank Documentation, including, without limitation, the legal fees and expenses of the Bank Administrative Agent’s counsel, regardless of whether or not the Revolving Facility is closed. The Borrower will also pay the expenses of each Bank Lender in connection with the enforcement of any of the Bank Documentation related to the Revolving Facility.

Counsel to the Bank Administrative Agent and The Lead Arrangers:	Buchanan Ingersoll & Rooney PC

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

EXHIBIT D
CONDITIONS PRECEDENT1
$760 MILLION SENIOR SECURED REVOLVING CREDIT FACILITY
$3,800 MILLION SENIOR UNSECURED BRIDGE FACILITY
          Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Exhibit D is attached.
          1. Conditions Applicable to the Facilities. Subject to the Certain Funds Provision, the initial extension of credit under the Facilities will be subject to satisfaction (or waiver) of the following conditions precedent:
     (a) Consummation of the Acquisition. The Tender Offer shall be consummated concurrently with the initial funding of the Bridge Facility in accordance with the Merger Agreement, without waiver or amendment thereof that is materially adverse to the interests of the Lenders in their capacities as such unless consented to by the Lead Arrangers, such consent not to be unreasonably withheld or delayed; it being understood that any decrease in the purchase price shall be allocated to reduce the Bridge Facility on a dollar for dollar basis and shall be deemed not to be materially adverse to the interests of the Lenders.
     (b) Financial Statements; Pro Formas. The Lead Arrangers shall have received (i) audited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of the Borrower and the Target for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010 and (ii) unaudited consolidated balance sheets and related statements of income, changes in equity and cash flows of each of the Borrower and the Target for each subsequent fiscal quarter after December 31, 2010 which has ended at least 45 days before the Tender Offer Closing Date. The Lead Arrangers shall have received a pro forma consolidated balance sheet of the Borrower as of the date of the most recent consolidated balance sheet delivered pursuant to the preceding sentence and a pro forma statement of operations for the twelve-month period ending on such balance sheet date, for fiscal 2010 and for any year to date period for which interim financials are provided pursuant to clause (ii) of this clause (d) in each case adjusted to give effect to the Transactions, the other transactions related thereto and such other adjustments as are reflected in the agreed Borrower financial model.
     (c) Patriot Act. The Borrower and each of the Guarantors shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under the applicable “know-your-customer” rules and regulations, including the Patriot Act the extent such information is requested at least 5 business days prior to the Tender Offer Closing Date.

[1]	Please note that the condition precedents remain subject to our review of the Merger Agreement and may be revised as necessary.

     (d) Miscellaneous Closing Conditions. Subject to the Certain Funds Provisions, the Lenders under the Bridge Facility shall have received customary opinions of counsel for the Borrower and the Guarantors and of local counsel, as the case may be, and such opinions, corporate resolutions, certificates and closing documentation (including, but not limited to, a solvency certificate from the Chief Financial Officer of the Borrower in substantially the form attached hereto as Exhibit E, confirming the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions).
     (e) Fees. All accrued fees and expenses required to be paid on the Tender Offer Closing Date pursuant to the terms of the Fee Letter, to the extent invoiced at least three business days prior to the Tender Offer Closing Date, (including reasonable legal fees and expenses) shall have been paid upon the initial borrowing under the Facilities, have been paid (which amounts may be offset against the proceeds of the Facilities).
     (f) Approvals. There being no court order or similar rule or regulation preventing the funding of the Bridge Facility.
          2. Additional Condition Applicable to Revolving Facility. Subject to the Certain Funds Provision, in addition, the initial extension of credit under the Revolving Facility thereunder will be subject to the satisfaction (or wavier) of the following additional condition precedent:
     (a) Bridge Facility/Notes. Concurrently with the borrowings under the Bank Facilities, the Borrower shall have received gross proceeds necessary to effect the Tender Offer on the Tender Offer Closing Date, the Senior Notes Refinancing and the Convertible Senior Notes Refinancing on the Tender Offer Closing Date either from borrowings thereunder or the issuance and sale of the Notes or otherwise.
     (b) Collateral. Subject to the Certain Funds Provisions, the collateral agent shall have a perfected, first priority security interest in and lien on substantially all assets as set forth in Exhibit C under the heading “Collateral”, and all necessary filings, recordations and searches shall have been duly made and paid for. The Bank Administrative Agent shall have received the results of recent lien searches in each relevant jurisdiction with respect to the Borrower, the Guarantors, the Target and their subsidiaries, and such search results shall reveal no liens on any assets of the Borrower, the Guarantors, the Target and their subsidiaries except for customary permitted liens and liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Bank Administrative Agent. The Bank Administrative Agent shall have received endorsements naming the Bank Administrative Agent, on behalf of the Bank Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the Collateral.
          3. Additional Bridge Facilities Conditions. In addition, the funding under the Bridge Facility will be subject to the satisfaction (or wavier) of the following additional conditions precedent:
     (a) Offering Memorandum. The Borrower shall have (i) as soon as practicable, and in no event later than 15 consecutive business days (provided that such period shall not include any days during any Blackout Period) prior to the Tender Offer Closing Date, prepared and delivered to the Lead Arrangers, a customary preliminary prospectuses, offering memoranda or private placement memoranda (all in a form consistent with previous prospectuses, offering memoranda or private placement memoranda of the Borrower but in any event including all financial statements and other information that would be required in a registration statement on Form S-1 for an offering of debt securities registered under the Securities Act (including, without limitation, all historical and pro forma financial information relating to the Borrower and the Target required by Regulation S-X or is otherwise customary but excluding information required by Regulation S-X Rule 3-10 and Regulation S-X Rule 3-16) (collectively, the “Offering Document”); provided that this condition shall be deemed satisfied if such Offering Document excludes sections (cover and plan of distribution) that would customarily be provided by the Investment Bank but is otherwise complete and (ii) caused the independent registered public accountants of the Borrower and the Target to provide drafts of customary “comfort letters” (including customary “negative assurances”) with respect to the financial information in the Offering Document that they would each be prepared to render, subject to customary procedures.
          4. Conditions Applicable to the Facilities for Borrowings after Tender Offer Funding Date and prior to the Merger Closing Date. The commitments of the Lenders to lend pursuant to the Facilities after the Tender Offer Closing Date and prior to the consummation of the Merger shall be subject to the satisfaction (or waiver) of the following additional conditions precedent:
     (a) Consummation of the Tender Offer. The Tender Offer shall have been consummated and the initial extensions of credit pursuant to the Bridge Facility shall have been made in accordance with the relevant conditions described in preceding Section 1 and the other applicable conditions contained in the Commitment Letter.
     (b) Merger Agreement. The Merger Agreement described in preceding Section 1(a) shall remain in full force and effect and there shall have been no modifications, waivers or amendments thereto or any consents thereunder which would not have been permitted pursuant to said Section 1(a) through the respective funding.
     (c) Use of Proceeds. The proceeds to be borrowed shall be used solely (x) to make Top-Off Purchases or (y) to make loans to the Target to enable it to purchase Convertible Senior Notes as required in accordance with the provisions of clause (vi) of the Acquisition Summary, in each case after using any cash and cash equivalents.
          5. Conditions Applicable to the Facilities for Borrowings on or after the Merger Closing Date. The commitments of the Lenders in respect of the Facilities and the obligations to lend thereunder on or after the date of the Merger Closing Date shall be subject to the satisfaction (or waiver) the following additional conditions precedent:
     (a) Consummation of the Merger. The Merger shall have been consummated in accordance in all material respects with the Merger Agreement, which shall be in the form specified in preceding Section 1(a) and shall not have been modified, waived or amended or any consent granted thereunder which would not have been permitted under said Section 1(a).

Exhibit E
FORM OF SOLVENCY CERTIFICATE
[_____], 2011
     This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [__] of the Bank Facility, dated as of [_____], 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Bank Facility”), made by and among [_____] (the “Borrower”), the lending institutions from time to time parties thereto and PNC Bank, National Association, as the Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Bank Facility.
     I, [_____], the Chief Financial Officer of the Borrower, DO HEREBY CERTIFY on behalf of the Borrower that as of the date hereof, after giving effect to the consummation of the transactions contemplated by the Bank Facility:
     (xi.) The sum of the liabilities (including without limitation, contingent liabilities) of the Borrower and the Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value of the present assets of the Borrower and the Subsidiaries, on a consolidated basis.
     (xii.) The present fair saleable value of the assets of the Borrower and the Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liabilities (including without limitation, contingent liabilities) of the Borrower and the Subsidiaries on their debts as they become absolute and matured.
     (xiii.) The capital of the Borrower and the Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.
     (xiv.) The Borrower and the Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities including current obligations, beyond their ability to pay such debts as they become due (whether at maturity or otherwise and including pursuant to any refinancing thereof).
     (xv.) The Borrower and the Subsidiaries, on a consolidated basis, are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.
     (xvi.) For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).
     (xvii.) In reaching the conclusions set forth in this Certificate, the undersigned has (i) reviewed the Bank Facility and other documents referred to therein and such other documents deemed relevant, (ii) reviewed the financial statements (including the pro forma financial statements) referred to in Section [__]of the Bank Facility (the “Financial Statements”) and (iii) made such other investigations and inquiries as the undersigned has deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by the Borrower and the Subsidiaries after consummation of the transactions contemplated by the Bank Facility. The undersigned is familiar with the financial performance

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and prospects of the Borrower and its Subsidiaries and hereby confirms that the Financial Statements were prepared in good faith and fairly present, in all material respects, on a pro forma basis as of [_____] (after giving effect to the Transactions), the Borrower’s and the Subsidiaries’ consolidated financial condition.
     (xviii.) The financial information and assumptions which underlie and form the basis for the representations made in this Certificate were fair and reasonable when made and were made in good faith and continue to be fair and reasonable as of the date hereof.
     (xix.) The undersigned confirms and acknowledges that the Bank Administrative Agent and the Lenders are relying on the truth and accuracy of this Certificate in connection with the Commitments under the Bank Facility.
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     IN WITNESS WHEREOF, I have executed this Certificate this as of the date first written above.

[ARCH COAL INC.]
By:
Name:
Title:

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